Exhibit 10.24

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2015 (the “Effective Date”) by and between KINEX POLYMED HONG KONG LTD, a company existing under the laws of Hong Kong, having its principal office at 18th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (the “Company”), and WILLIAM ZUO, PhD an individual residing at ### # ##### ##, #######, ## ##### (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in certain pharmaceutical and medical device manufacturing;

WHEREAS, the Company, contemporaneously, is being acquired by merger (the “Acquisition”) such that the Executive (who previously controlled the Company) is transferring control of the Company to Kinex Polymed Limited (“Kinex”);

WHEREAS, Kinex would not enter into the Acquisition but for Executive’s execution of this Agreement including, without limitation, the restrictive covenants set forth in Sections 5 and 6 hereof;

WHEREAS, the Company and the Executive desire to enter into this Agreement concerning the terms and conditions applicable to the Executive’s employment by the Company; and

WHEREAS, certain defined terms used herein are set forth in Section 12 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Executive and the Company (each, individually, a “Party”; collectively, the “Parties”) agree as follows:

1. Employment; Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment, as President of the Company, for the period beginning on the Effective Date of this Agreement and continuing for a term of three (3) years (the “Term”) unless earlier terminated as hereinafter set forth. Upon expiration of the Term, the Executive’s terms of employment will be at will.

EXECUTION VERSION

2. Position and Duties. During the employment relationship, Executive shall serve as President and Chief Operating Officer of the Company, and will have such responsibilities, duties and authorities, and render such services to the Company as are reasonably consistent with such positions and as Flint D. Besecker, Sole Director of the Company (“Sole Director”), may from time to time direct. Executive acknowledges that his duties and responsibilities will require no less than 80% of his full-time business efforts and agrees that during the employment relationship, he will not engage in any other business activity or have any business pursuits or interests except activities or interests which the Sole Director has determined, in his reasonable judgment, after notice by Executive, do not conflict with the business of the Company or interfere with the performance of Executive’s duties hereunder. Executive agrees to perform his duties and discharge his responsibilities in a diligent, efficient and faithful manner, and to promote the best interests of the Company. Notwithstanding the foregoing, Executive may devote a reasonable amount of time to civic, educational, community, or charitable activities that do not interfere with the performance of Executive’s duties and responsibilities hereunder and, with the prior consent of the Sole Director, serve as a director of entities other than the Company. Executive’s duties (the “Executive Duties”) shall include such duties as are assigned to Executive by the Sole Director from time to time and:

a.	preserving the business relationships of the Company;

b.	participating in the creation, communication, and implementation of the Company’s vision, mission, and overall direction;

c.	participating in the creation of the long- and short-term strategies surrounding the marketing of products and services, as well as the research and development of current and new products;

d.	participating in the execution of delivering the Company’s products and services;

e.	advising and consulting with the Sole Director regarding employee performance, evaluating employees, hiring and firing employees;

f.	actively advancing, developing, and improving the products and services of the Company; and

g.	becoming an active member of Kinex’s executive management team.

3. Salary and Benefits. As consideration and compensation for the Executive Duties, the Company shall compensate Executive in the following manner:

a.	Base Salary. The Company shall pay Executive a salary of not less than Two Hundred Thousand Dollars ($200,000) per year, as may be adjusted upward from time to time (the “Base Salary”), payable in accordance with the customary payroll practices of the Company.

b.	Other Benefits. Executive shall be entitled to fifteen (15) business days of paid time off and all paid holidays provided by Kinex to its senior executives. At the end of the annual measurement period, any accrued and unused paid time off shall be forfeited, except that Executive may defer, for a period not to exceed one (1) year, up to five (5) business days of his accrued and unused paid time off. In addition, Executive shall, during the Term, be entitled to participate in any and all employee welfare (including health) plans, fringe benefits, employee benefit plans and similar plans of the Company, which shall be comparable to those offered by Kinex to its senior executives (collectively, “Company Benefits”), now or hereafter in effect and open to participation by qualifying employees of the Company generally. Said participation shall be in accordance with eligibility and other requirements, and on terms and conditions, no less generous than as provided to senior executives of Kinex.

c.	Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his Executive Duties, subject to the presentation of appropriate receipts and expense reports in accordance with the Company’s policies for expense verification.

EXECUTION VERSION

4. Termination.

The Executive and the Company agree that both the employment of the Executive and this Agreement may be terminated early, prior to the expiration of the existing term of the Agreement, for any of the following causes:

A. Voluntary Termination. The Executive may voluntarily terminate his employment and this Agreement at any time by giving written notice to the Company at least 60 days before the desired termination date. In such event, the Executive will continue to provide services to the Company until the desired termination date, he will be compensated for his services in the ordinary course until the termination date pursuant to this Agreement, and he will work with the Company until such termination date to find an appropriate successor. The Executive will also be entitled to the additional benefits described in this Section 4G (“Severance Benefits”).

B. Termination on Death. If the Executive dies during the term of this Agreement, his employment will be deemed to have terminated as of the date of death. His estate will be paid the Executive’s compensation in the ordinary course hereunder, including all PTO accruals through the date of death and a pro-rated bonus for the year in which the death occurs. This Agreement, as well as the Executive’s compensation and other employment benefits (including all PTO accruals), will cease and terminate on the date of the Executive’s death.

C. Termination on Disability. If the Executive becomes ill or otherwise incapacitated during the term of this Agreement, so that he is unable to perform his duties as President and Chief Executive Officer for a period of six consecutive months, then the Company may terminate this Agreement as of the later of: (1) the date that is six months after the onset of such disability, and (2) the date that is 60 days after written notice of such determination is given to the Executive or his legal representative. Under such circumstances, the Executive will be compensated in the ordinary course and will receive all of his other employment benefits, including all PTO accruals, until such termination date. As severance, the Company agrees to pay to the Executive a lump sum equivalent to one year of health insurance coverage under the plan the Executive has at the termination date.

EXECUTION VERSION

D. Termination by Company for “Cause.” The Company may obtain an early termination of this Agreement in the event that there is “cause” regarding the Executive’s performance of his duties to justify such an early termination. “Cause,” for purposes of this Agreement, means (1) an act or acts committed by the Executive that is to be judged by an impartial and qualified third party as having demonstrated gross incompetence, or insubordination of sufficient degree as to cause substantial harm to the Company’s program, clients and/or staff; (2) an act of fraud, dishonesty or misappropriation of funds by the Executive with respect to the Company; or (3) the Executive’s conviction of, or plea of no contest to, a felony of a Crime of Moral Turpitude. Upon the Company believing that it has just cause to terminate Executive, Company shall provide written notice to Executive of its belief and the reason(s). Thereafter, Executive shall have twenty (20) business days to address the Company’s stated reason(s) and to cure the reason(s) cited by the Company. If the Executive fails to cure the stated reason(s) cited by the Company, the Company shall then provide the Executive with written notice of its decision at least 15 days in advance of the desired termination date, together with written documentation of the Cause that is the basis for the Company to seek such early termination. The Executive will continue to provide services to the Company from the date he receives the notice and documentation until the desired termination date, if requested to do so by the Company. The Executive will also be entitled to the Severance Benefits described in this Section 4G (“Severance Benefits”).

E. Termination by Company Without Cause. The Company may obtain an early discontinuance of the services of the Executive during the term of this Agreement for any reason other than for Cause, the death of the Executive, or the illness or incapacity of the Executive, by providing the Executive with at least 90 days’ notice of its decision, in writing, in advance of the desired discontinuance of services date. The Executive will be obligated to continue to perform his services for the Company only through the date of the desired discontinuance of services date, and the Executive will be compensated in the ordinary course, and will receive all of his other employment benefits, including all PTO accruals, until such termination date. The Executive will also be paid his Base Salary until the date of the expiration of the Term of this Agreement. In the event that the expiration date of the Term is more than 12 months from the date of termination of the Executive’s employment, or in the event the Executive is otherwise paid his Base Salary for longer than 12 months after the date of termination, the Executive’s non-solicitation and non-competition obligations set forth in Section 5 of this Agreement shall continue until while the Executive is being paid his Base Salary; i.e., the Executive’s obligations under Section 5 shall continue during the period the Executive is being paid his Base Salary.

F. Termination by Executive for Good Reason. The Executive may obtain an early discontinuance of his services during the term of this Agreement for Good Reason as set forth in Section 12 of this Agreement. The Executive will be obligated to continue to perform his services for the Company only through the date of the discontinuance of services date, and the Executive will be compensated in the ordinary course, and will receive all of his other employment benefits, including all PTO accruals, until such termination date. The Executive will also be paid his Base Salary until the date of the expiration of the Term of this Agreement. In the event that the expiration date of the Term is more than 12 months from the date of termination of the Executive’s employment, the Executive’s non-solicitation and non-competition obligations set forth in Section 5 of this Agreement shall continue until the expiration of the Term; i.e., the Executive’s obligations under Section 5 shall continue during the period the Executive is being paid his Base Salary.

EXECUTION VERSION

G. Salary Continuation. Upon voluntary termination or termination for Cause, the Executive will be entitled to salary continuation for the lesser of either a period of twelve (12) months following termination of his employment, or a period equal to the remainder of the Term, in accordance with subsections A and D, respectively. Upon termination without Cause, or for Good Reason, the Executive will be entitled to salary continuation for the remainder of the Term in accordance with subsection E and F, respectively, of this Section 4. Upon termination without Cause prior to the end of the Performance Period, as defined in the Earn-Out Agreement between the Parties of even date, Executive will be entitled to his Base Salary for three (3) years from the date of termination, in accordance with subsection E of this Section 4. Salary continuation under this subsection G shall be in an amount equal to his Base Salary in effect at the time of termination. The salary continuation will be payable in accordance with the Company’s standard payroll practices and will be subject to normal employment and withholding taxes.

5. Non-Solicitation; Non-Competition.

Executive acknowledges and agrees that his expertise and experience in the business of the Company is essential for the growth, success and stability of the Company. Executive further agrees that Company has global presence, and that any geographic limitation on the restrictions contained in this paragraph would be of no impact because of the Company’s global presence and Executive’s duties and knowledge. Executive further acknowledges and understands that the covenants set forth in this Section 5 are reasonable and necessary and part of the consideration provided to Executive by Company. Therefore, in consideration of the various covenants and obligations of the Company pursuant to this Agreement and the other agreements described herein, as long as Executive receives the Base Salary, or if applicable, amounts paid during the Non-Compete Period, Executive shall not, directly or indirectly:

a.	during the employment relationship and one (1) year following the termination of the employment relationship, knowingly solicit any Person in the employment of the Company (other than via a general advertisement or other solicitation not addressed specifically to such Person) to: (i) terminate such employment, and/or (ii) accept employment or enter into any consulting arrangements with any Person other than the Company; provided, however, this provision is not intended to and does not preclude Executive, on behalf of himself or another, from offering employment to or hiring any Person in the employment of the Company who initiates contact with Executive, inquires about employment or consulting opportunities, and/or otherwise responds to a general employment or similar notice issued on behalf of the Executive or another Person, in each case, without any inducement from or on behalf of the Executive. The prohibitions in this Section 5.a. include, but are not limited to using social media, such as LinkedIn, Facebook, and/or Twitter, to directly communicate with any employee, customer, supplier, licensee, licensor, Prospective Customer or other business relation of the Company or any of its Affiliates, it being understood that any general update to Executive’s title or employer on Executive’s profile on such social media shall not be considered such direct communication;

EXECUTION VERSION

b.	during the employment relationship and one (1) year following the termination of the employment relationship, call on, solicit, accept business from, or provide service to, or sell to any supplier, licensee, licensor, customer, Prospective Customer, or other business relation of the Company, or induce, encourage or cause any such supplier, licensee, licensor, customer, Prospective Customer, or other business relation to reduce or terminate its business relationship with the Company;

c.	During the employment relationship and one (1) year following the termination of the employment relationship (the “Non-Compete Period”), either for himself or for any other Person, own, manage, control, participate in, consult with, render services for, permit his name to be used or in any other manner or capacity engage in any business or enterprise which constitutes a Competitive Business. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner, member, shareholder or otherwise; provided, that the Competitive Business activities prohibited hereunder shall not include passive ownership of less than 5% of the stock of a privately-held or publicly-held corporation.

d.	The Executive and the Company agree that should a “Change in Control” occur (as defined in section 12 of this Agreement), the restrictions contained in this Section 5 shall be in effect for only 60 days from the effective date the Change in Control occurs.

6. Confidential Information, Work Product; Confidentiality of Terms.

a.	Executive shall keep secret and retain the confidential nature of all Confidential Information (as hereinafter defined) of or belonging to the Company or any of its Affiliates and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Executive shall not at any time, whether before or after the termination of his employment hereunder, use, copy, disclose, divulge or make available any Confidential Information or Work Product to any natural person, partnership, limited liability company, corporation, trust, governmental body or any other legal entity; except that Executive may use, copy or disclose to any Person any Confidential Information (i) to the extent required in the performance of his duties pursuant to this Agreement, (ii) to the extent it becomes publicly available through no fault of Executive, (iii) to the extent he is required to do so pursuant to applicable law, court order and/or court-issued subpoena, or (iv) with the prior written consent of the Sole Director.

EXECUTION VERSION

b.	Executive agrees, subject to applicable law, to treat the terms of this Agreement as “Confidential Information” and to not disclose or discuss or release any such terms to any Person (except to Executive’s attorneys, accountants and other consultants who have agreed to keep such information confidential) without the consent of the Sole Director.

c.	If, during the employment relationship, Executive is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving the Company, all rights in the project, program or venture shall belong exclusively to the Company and shall constitute an opportunity belonging exclusively to the Company. Except as approved in advance and in writing by the Board of Directors of Kinex, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Moreover, Executive hereby acknowledges that all Work Product is owned by the Company, and Executive covenants not to take any position or action contrary to such acknowledgement.

d.	All Confidential Information disclosed or made available by the Company or its Affiliates to Executive shall at all times remain the personal property of the Company or such Affiliates as the case may be, and all documents, lists, plans, proposals, records, computer disks and other tangible items supplied to Executive that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of employment for whatever reason or if sooner, immediately upon demand by the Company.

7. Enforcement.

a.	Executive further acknowledges that the scope of the business of the Company and its Affiliates is independent of location in the Territory and that as a senior executive of the Company, Executive has and will have direct and indirect responsibility, oversight and duties with respect to all of the businesses and enterprises of the Company and its controlled Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in Sections 5 and 6 are reasonable in all respects and necessary to protect the goodwill, Confidential Information, customer relationships and Work Product of the Company and its Affiliates and that, without such protection, the Company’s and its Affiliates’ customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that (i) Executive is significantly responsible for the growth and development of the Company and its Affiliates and the creation and preservation of their goodwill, (ii) money damages are insufficient to protect such interests, (iii) such prohibitions would be necessary and appropriate without regard to compensation being provided to Executive hereunder, and (iv) the Company would not enter into this Agreement with Executive without the restrictions contained in Sections 5 and 6. Executive further acknowledges that the restrictions contained in Sections 5 and 6 do not impose an undue hardship on him and that, since he has general business skills which may be used for a business other than a Competitive Business, do not deprive Executive of his livelihood. Executive agrees that the covenants made in Sections 5 and 6 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

EXECUTION VERSION

b.	If, at the time of enforcement of Section 5 or 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information, customers and Prospective Customers of the Company and Work Product, and for the other reasons set forth herein, the Parties agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any of Sections 5 or 6 of this Agreement, the Company and its successors and assigns shall, in addition to other rights and remedies existing in their favor, be entitled to obtain specific performance and injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). To the fullest extent permitted by applicable law, in the event of a breach by Executive of Section 5 hereof, the Restricted Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the provisions of this Section 7 are reasonable and necessary to protect the Company.

8. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service: if to Kinex, to Kinex’s then-current headquarters, attention: Teresa Bair, Esq., SVP of Corporate Development and Legal Affairs, and if to Executive, to Executive’s primary residence then on record with the Company (the Company shall be entitled to rely upon information provided by Executive from time to time concerning the address of Executive’s primary residence). Any notice under this Agreement shall be deemed to have been given on the earlier of when so delivered or three (3) business days after being deposited in the mail (as the case may be).

9. Cooperation; Return of Company Property. For a period of one (1) year following termination of Executive’s employment for any reason, Executive agrees to cooperate in good faith with the Company and to be reasonably available to the Company with respect to continuing or future matters arising out of Executive’s services to the Company and its Affiliates in exchange for compensation at an hourly rate of one hundred fifty dollars ($150.00), provided, however, that the Executive shall provide such cooperation at no additional charge to the Company during any periods in which Executive is receiving compensation from the Company pursuant to Sections 4.b.iii., 4.d.ii., or 4.f. Upon termination, Executive shall promptly return to the Company all property of the Company and its Affiliates, whether tangible or intangible, which he possessed or had control over at any time during the employment relationship, including, without limitation, credit cards, building and office access cards, keys, computer equipment, cell phones, electronic devices, manuals, files, documents, records, software, customer database and other data, research, financial data and information, correspondence, statistics and payroll and other data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto.

EXECUTION VERSION

10. Executive’s Representations. Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (b) this Agreement is the valid and binding obligation of Executive, enforceable in accordance with its terms.

11. Definitions.

“Affiliate” shall mean any of the following: (a) any “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) any individual or entity who directly or indirectly controls, is controlled by or is under common control with the specified individual or entity, and (c) any pair of entities or an individual and an entity in which one of the two parties (in such pair) owns, directly or indirectly, at least twenty percent (20%) of the outstanding equity interests of the other party.

“Cause” shall have the meaning as set forth in Section 4 of this Agreement.

“Change in Control” shall mean (i) any merger, reorganization, or consolidation transaction or series of transactions, whether or not Kinex is the surviving or continuing corporation in such transaction; provided that such transaction or series of related transactions shall not be a Change in Control if the holders of the equity interests in Kinex immediately prior to such transaction or transactions will, immediately after such transaction or transactions (by virtue of securities issued as consideration for the transaction or otherwise) hold at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity; or (B) any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of Kinex; or (C) any transfer, or series of related transfers, of at least 50% of the outstanding equity interests of Kinex, other than to Affiliates of Kinex and/or the existing stockholders.

“Competitive Business” shall mean any business or enterprise engaged in or contemplated to be engaged in the manufacturing of active pharmaceutical ingredients.

“Crime of Moral Turpitude” shall mean a crime involving conduct that shocks the public conscience as being inherently base, vile, or depraved, contrary to the rules of morality and the duties owed between man and man, either one’s fellow man or society in general. The person committing it should have had either an “evil intent” or been acting recklessly.

EXECUTION VERSION

“Confidential Information” includes, but is not limited to, proprietary information, Intellectual Property, technical data, and trade secrets concerning or consisting of research, development, manufacturing and production of pharmaceutical products and/or medical devices, product plans, products, services, customer proposals and contracts, customer lists and customers (including, but not limited to, customers of the Company or any of the Company’s Affiliates on whom Executive called or with whom Executive became acquainted during the course of employment), requirements and contact information of customers and suppliers, customer leads, data, markets, software, programs, source codes and object codes, developments, inventions, processes, designs, product designs, drawing, engineering, hardware configuration information, formulas, formulations, prototypes, products, compositions, manuals, research, studies, equipment, machines, blueprints, specifications, discoveries, concepts, patent applications, technology, licenses, trade secrets, know-how, techniques, original works of authorship and any other information of a similar nature, whether or not patentable or copyrightable, documents or data stamped “Confidential”, marketing plans, this Agreement, any document related to the Acquisition, finances or other business information or strategies disclosed to Executive, either directly or indirectly, in writing, by drawings or by observation; provided, that “Confidential Information” shall not include information that: (a) is generally known to the public prior to disclosure, or after disclosure becomes generally known to the public through no act or failure to act on the part of the Executive; or (b) is rightfully furnished to the Executive by a Person without breaching any agreement, understanding or confidential relationship between such Person and the Company.

“Good Reason” shall mean, without Executive’s consent, the occurrence of one of the following: (i) a material diminution of the Executive Duties or change in Executive’s position or compensation or change or removal of both titles specified in Section 2; (ii) the Executive’s principal place of work is relocated by the Company or any acquiring or successor entity (or parent or subsidiary thereof) to a location more than one hundred (100) miles from the Company’s present location in Clarence, New York; (iii) the Company’s material breach of any provision of this Agreement; or (iv) resignation by the Executive after an act by the Sole Director or the Board of Directors of Kinex that would constitute a breach of the Company’s or Kinex’s code of ethics, if any, or fiduciary duties, a crime or material fraud; provided, however, Executive’s termination pursuant to Section 4.a.ii. shall not be for Good Reason unless Executive shall have given written notice to the Company within ninety (90) days after any event which has resulted in any such material diminution and the Company has failed to cure any such material diminution within thirty (30) days of receipt of such written notice from Executive.

“Intellectual Property” shall mean (a) all Work Product (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) related to the Work Product, (f) all software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, and algorithms, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

EXECUTION VERSION

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prospective Customer” shall mean a Person (i) to whom the Company or any Affiliate of the Company previously provided services within the two (2) years immediately preceding Executive’s termination, (ii) from whom the Company or any Affiliate of the Company has actively solicited business within the two (2) years immediately preceding the Executive’s termination, or (iii) to whom the Company or any Affiliate of the Company has planned to solicit business within the six (6) months immediately preceding the Executive’s termination as evidenced by inclusion on a prospective customer list, business plans, pipeline reports, or sales meetings.

“Work Product” shall mean any and all inventions, innovations, improvements, original works of authorship, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under copyright or similar laws) which are solely or jointly conceived, developed, made or reduced to practice, or caused to be conceived, developed, made or reduced to practice, by Executive while employed by the Company or any of its Affiliates with respect to pharmaceutical products and/or medical devices; provided, however, that “Work Product” shall not include any invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or Confidential Information except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company or any of its Affiliates.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, including all Exhibits attached hereto, and the Proprietary Rights Agreement between the Company and Executive, a copy of which is attached as Exhibit A hereto, embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof or thereof in any way.

EXECUTION VERSION

14. Counterparts. This Agreement may be executed by electronic or facsimile signature and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. Any attempted assignment of this Agreement in contravention of this Section 15 shall be null and void.

16. Jurisdiction and Venue. Any controversy, claim or dispute arising out of or relating to any provision of this Agreement (collectively, a “Dispute”) shall be venued exclusively in the state or federal courts located in the Western District of New York. Such courts are together referred to as the “Exclusive Venues” for litigation. The Parties agree not to institute any litigation except in the Exclusive Venues and further agree that specific enforcement of this covenant with respect to Exclusive Venues may be awarded to the Parties by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order. The Parties hereby submit to the personal jurisdiction of the Exclusive Venues, and waive any defense of inconvenient forum to the maintenance of any action or proceeding to be brought.

17. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. Survival. The obligations of the Parties in Sections 5, 6, 7, 8, 9, 12, 16, 19 and 20 shall survive indefinitely (unless otherwise limited in duration in this Agreement) regardless of any termination or cancellation (for any reason) of this Agreement.

19. Costs and Expenses. In the event of any legal proceedings in connection with this Agreement, the non-prevailing party shall pay the reasonable fees and costs (including without limitation, attorney’s fees, costs and expenses) of the prevailing party.

20. Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

21. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. Executive was represented by and consulted with counsel during the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

EXECUTION VERSION

22. Paragraph Headings. Headings and subheadings herein are for convenience of reference only and are not of substantive effect.

23. Incorporation of Recitals. The recitals in the preamble of this Agreement are hereby incorporated by reference into this Agreement in their entirety.

24. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

[Signature Page Follows.]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date.

KINEX POLYMED HONG KONG LTD

By:
	Name:	Flint D. Besecker
	Title:	Sole Director

William Zuo, Ph.D.

EXECUTION VERSION

EXHIBIT A

Proprietary Rights Agreement

EXECUTION VERSION

PROPRIETARY RIGHTS AGREEMENT

THIS PROPRIETARY RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2015 (the “Effective Date”) by and between KINEX POLYMED HONG KONG LTD, a company organized and existing under the laws of Hong Kong, its subsidiaries, affiliates, successors or assigns (the “Company”), and William Zuo, Ph.D.

In consideration of my employment, by the Company, I, William Zuo, Ph.D., agree to the following as a further condition to my Employment Agreement with the Company, dated of even date herewith (the “Employment Agreement”):

1. Inventions Retained and Licensed. I represent and agree that all inventions, original works of authorship, developments, concepts, improvements, trade secrets, scientific know-how, and intellectual property specifically related to the manufacturing of pharmaceutical products or medical devices developed by me, in whole or in part, during the term of my employment with the Company or any predecessor of the Company, under the scope of the terms and duties from the Employment Agreement, whether prior to, during or after the term of the Employment Agreement, whether patentable or not, (collectively referred to as, “Inventions”) shall be assigned by me to the Company. If in the course of my employment with the Company, I incorporate into a Company product, process or machine or other Company document or material an invention developed by me prior to my employment with the Company (“Prior Invention”) owned by me or in which I have an interest, the Company is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with the product, process or machine made by the Company. The provisions of this Section 1 will apply to all Inventions which are conceived or developed during the term of my employment, whether before or after the date of this Agreement, and whether further development or reduction to practice may take place after my employment terminates.

2. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, whether or not patentable or registrable under copyright laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am employed by the Company. I further acknowledge that all original works or authorship, etc., which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined under the United States Copyright Act.

3. Maintenance of Records. I agree to keep and maintain adequate and current records of all Inventions during the term of my employment with the Company. The records shall be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

EXECUTION VERSION

4. Patent and Copyright Restrictions. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that the foregoing obligation shall continue after the termination of my employment and/or of this Agreement. If the Company is unable because of my mental or physical incapacity, or for any other reason, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocable designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and, in my behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

5. Notification of New Employer. Upon leaving the employ of the Company for any reason, I hereby grant consent to the Company to notify my new employer about my rights and obligations under this Agreement and the Employment Agreement, and I will furnish the Company with the name and address of my new employer, with respect to my next employment which occurs two (2) years thereafter.

6. Term. The term of this Agreement shall be perpetual and shall survive termination of the Employment Agreement regardless of the cause of termination of the Employment Agreement.

[Signature Page Follows.]

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EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and shall be for the benefit of the Company, its successors, and its assigns.

Witness:

By:
Name:	Flint D. Besecker
Title:	Sole Director
Date:
Witness:

Name: William Zuo, Ph.D.
Date:

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